Exhibit 99.1

Contact:	Denise Zutz	RELEASE: March 8, 2005
(414) 524-3155
Glen Ponczak
(414) 524-2375

JOHNSON CONTROLS ISSUES SECOND-QUARTER GUIDANCE AND CONFIRMS FULL YEAR OUTLOOK

      MILWAUKEE, WISCONSIN, March 7, 2005 ... Johnson Controls, Inc. (NYSE: JCI) the world’s largest supplier of automotive interior systems and a leading supplier of facility management and control, today forecast higher earnings for its second quarter and confirmed its guidance for record full year fiscal 2005 results.

      Second quarter income from continuing operations per diluted share is forecast at $0.85 compared with $0.76 for 2004. The increase is expected to reflect sales and earnings growth by both the automotive and controls businesses.

      Johnson Controls confirmed its previous full year guidance for consolidated sales growth of 8-10% above the pro forma 2004 amount of $25,363 million. Full year operating income from continuing operations is projected to rise 10-12% over the prior year’s pro forma $1,217.1 million. After-tax income from continuing operations is anticipated to be up more than operating income due to a lower effective base tax rate. For fiscal 2004, the company’s earnings from continuing operations were $3.79 per diluted share. All 2005 and 2004 amounts are before one-time tax benefits, restructuring costs, gains on divested businesses and a 2004 gain on Japanese pension plans.

      Chairman and Chief Executive Officer John M. Barth said that while market conditions, particularly in the automotive industry, remain challenging, the company is offsetting these pressures through its global cost reduction initiatives. “The process of identifying and implementing cost and quality improvements is among our core competencies,” Mr. Barth said. “Over the past 18-24 months we have formulated and begun executing plans to lower our cost structure in order to support the competitive requirements of our customers. We believe that the benefits of these actions and our sustained ability to deliver innovative technology, together with the diversification of our businesses, geographic markets and customer base, will enable us to sustain our record for growth.”

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Johnson Controls, Inc Page 2

      Both the 2005 and 2004 pro forma amounts exclude results from the engine electronics business, which was divested on February 28, and the World Services business whose sale is expected to be completed later this month. Johnson Controls said that it expects to report pre-tax gains on the transactions totaling approximately $230 million. Total proceeds to Johnson Controls from the transactions are expected to approximate $687 million which will be used to reduce short-term debt and strengthen the company’s financial position.

      The company also said that it expects to incur restructuring costs in the 2005 second quarter of approximately $150 million pre-tax. The amount, which reflects an acceleration of the company’s cost reduction strategies, primarily relates to facility consolidations and severance.

      Automotive Group sales of seating, interiors and batteries are projected to increase 8-10% in 2005 from 2004’s pro forma $20,040 million, reflecting new seating and interiors business and higher battery sales. The company’s assumption for vehicle production in North America is 15.6 to 15.7 million units for fiscal 2005, down from 15.8 million last year; a slight decline in European vehicle production is also projected. Operating income from continuing operations excluding restructuring costs is expected to increase from the pro forma $975 million for 2004. The operating margin is projected to increase slightly assuming cost reductions and the benefit of sales growth more than offset the impact of lower pricing and higher raw material costs.

      Controls Group sales are projected to increase 8-10% from the pro forma $5,324 million for 2004. Operating income from continuing operations before restructuring costs is expected to increase from the pro forma $242 million for 2004. The operating margin percentage is expected to moderately decline because of lower customer pricing and a higher proportion of lower margin facility management sales. These factors are expected to more than offset the benefits of higher technical service volumes and improved operating efficiencies.

Fiscal 2005 Full-Year Financial Estimates
(dollars in millions)
Consolidated sales growth	8-10%
Consolidated operating income growth	10-12%
Interest expense, net of interest income(1)	$110-115
Base effective income tax rate	26.5%
Minority interests in net earnings of subsidiaries	$80-90
Capital expenditures	$725-775
Depreciation	$650-665
Total debt to total capitalization	Below 30%

(1)	Reduced from $115-120 million

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Webcast of Analyst Presentation

      The company is presenting at Smith Barney Citigroup’s Global Industrial Manufacturing Conference on March 8 at 3 pm Eastern. To access the webcast, go to http://www.johnsoncontrols.com/financial/.

      Johnson Controls has made forward-looking statements in this document pertaining to its financial results for fiscal 2005 that are based on preliminary data and are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future risks and may include words such as “believes,” “forecasts,” “expects,” “outlook” or similar expressions. For those statements, the company cautions that numerous important factors, such as automotive vehicle production levels and schedules, the ability to increase prices due to higher raw material costs, the strength of the U.S. or other economies, currency exchange rates, cancellation of commercial contracts, as well as those factors discussed in the company’s Form 8-K (dated October 26, 2004) could affect the company’s actual results and could cause its actual consolidated results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, the company.

Johnson Controls is a global market leader in automotive systems and facility management and control. In the automotive market, it is a major supplier of integrated seating and interior systems, and batteries. For nonresidential facilities, Johnson Controls provides control systems and services including comfort, energy and security management. Johnson Controls (NYSE: JCI), founded in 1885, has headquarters in Milwaukee, Wisconsin.

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Discontinued Businesses     (Unaudited)

Page 4 Johnson Controls, Inc.

						Three-Months
	Three-Months Ended				Year Ended	Ended
	December 31,	March 31,	June 30,	September 30,	September 30,	December 31,
	2003	2004	2004	2004	2004	2004
Net sales
Engine	$91.2	$109.4	$117.2	$118.1	$435.9	$118.8
World Services	150.6	204.2	199.5	199.8	754.1	155.1

Total	241.8	313.6	316.7	317.9	1,190.0	273.9
Operating income
Engine	8.3	4.1	11.1	16.3	39.8	12.2
World Services	6.0	12.2	10.5	13.5	42.2	7.2

Total	14.3	16.3	21.6	29.8	82.0	19.4
Net income
Engine	5.3	2.7	7.2	10.5	25.7	7.9
World Services	3.7	7.5	5.8	8.0	25.0	4.3

Total	9.0	10.2	13.0	18.5	50.7	12.2

Earnings per diluted share of discontinued operations
Engine	0.03	0.01	0.04	0.05	0.13	0.04
World Services	0.02	0.04	0.03	0.05	0.13	0.02

Total	$0.05	$0.05	$0.07	$0.10	$0.26	$0.06

* Due to the use of the weighted-average shares outstanding for each quarter for computing earnings per share the sum of the quarterly per share amounts may not equal the per share amount for the year.